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                                                                   Exhibit 10.75



                              CONSULTING AGREEMENT


                                                                 January 8, 1998

        Sequana Therapeutics, Inc., a California corporation (the "Company") and Kevin J. Kinsella ("Consultant") hereby agree as follows:

        1. Scope and Term of Services. The Consultant shall perform for the Company the services (the "Services") specified in Exhibit A attached hereto and incorporated herein for the term specified therein.

        2. Payment for Services. The Company agrees to pay Consultant for the Services in accordance with the fee schedule contained in Exhibit A hereto. The fees set forth in Exhibit A do not include any sales, use, excise, value added or similar taxes. The Consultant hereby indemnifies the Company against any obligation imposed on the Company to pay any such taxes on the payments.

        3.     Confidentiality.

               (a) Consultant shall keep confidential, and shall not (i) disclose any Confidential Information directly or indirectly to any person or entity other than an employee, affiliate of or consultant to the Company, who is acting in that capacity and who is required to keep the Confidential Information confidential, or (ii) use any Confidential Information other than for the benefit of the Company. These obligations do not apply to Confidential Information which (i) has been published or is generally available to the public (except where publication or availability results from acts or omissions by the party receiving the Confidential Information), (ii) at the time of disclosure was already known to Consultant, without an obligation of confidentiality, (iii) after disclosure, is received by Consultant from an independent source entitled to disclose such Confidential Information, (iv) later comes into the public domain, (v) is obtained through sources who are reasonably expected not to be bound by an obligation of confidentiality to the other party with respect to such Confidential Information or (vi) is required to be disclosed to a court or government agency.

               (b) The Consultant further agrees promptly upon written request to return to the Company all written and other material, including copies thereof, submitted to the Consultant, and its employees or agents, by the Company.

               (c) "Confidential Information" means all information concerning the business and affairs of the Company and its affiliates, including data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, corporate partner lists, current and anticipated corporate partner requirements, milestone payment and other payment information, market studies, business plans, computer software and programs, database technology, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how,


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inventions, discoveries, concepts, ideas, designs, methods and information), budgets and plans, non-public information about personnel, however documented, and notes, analyses, compilations, studies, summaries, and other material prepared by or for the Company containing or based, in whole or in part, on any information included in the foregoing.

        4. Conflicts of Interest. Each party represents that performance of this Agreement does not and will not conflict with any obligation binding on such party.

        5. Independent Contractor Relationship. The parties are independent contractors and neither party is the agent of the other for any purpose. Neither party has authority to assume any obligation or to make any representation on behalf of the other.

        6. Termination. This Agreement shall terminate on February 1, 1999, and otherwise may not be terminated by either party without the express written agreement of the other party.

        7.     Miscellaneous.

               (a) This Agreement shall be governed by the laws of the State of California.

               (b) Any notice under this Agreement shall be in writing and shall he deemed delivered 5 days after being mailed to the other party at the address set forth at the end of this Agreement or at such other address given pursuant to this provision. Notices shall also be considered delivered upon transmission by facsimile or by electronic mail if a confirming letter is mailed the same day.

               (c) This Agreement and the attached Exhibit constitute the entire agreement between the parties regarding the subject matter of this Agreement. This Agreement may be modified only by a subsequent written instrument signed by Consultant and the Company.


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        This Consulting Agreement may be signed in any number of counterparts, each of which shall be considered an original and all of which together shall be considered a single instrument.

COMPANY:                                    CONSULTANT:

SEQUANA THERAPEUTICS, INC.
                                            /s/ Kevin J. Kinsella
                                            ---------------------------------
By:     /s/ John P. Walker                  KEVIN J. KINSELLA
   -------------------------------
                                            1735 Castellana Road
Title:  Chairman                            La Jolla, CA 92037


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                                    EXHIBIT A


1.  Scope of Services.

        Consultant shall provide the Company with consulting services with respect to the Consultant's expertise in serving as the chief executive officer the Company in connection with Consultant's termination of service as an employee with the Company. Consultant shall provide to the Company a reasonable amount of consulting services via telephone, and consulting services in person in an amount to be agreed between the parties.

2.  Term of Services.

        Consultant shall perform the Services for the Company until February 1, 1999.

3.  Payment.

        a. As consideration for performing services under this Agreement, the Company will pay to Consultant the amount of $10,000 each month for six months, with the first payment to be made on April 1, 1998 and the last payment to be made on September 1, 1998, and the amount of $3000 on February 1, 1999.